SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 3)
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934


                         Cablevision Systems Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


              New York Group Class A Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    12686C109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Elizabeth A. Newell
                       National Broadcasting Company, Inc.
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 664-3307
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 5, 2002
      --------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


                         (Continued on following pages)

                                 SCHEDULE 13D/A

             (New York Group Class A Common Stock, $0.01 Par Value)

--------------------                              ------------------------------
CUSIP No.  12686C109                              Page          of         Pages
           ---------                                   --------    -------
--------------------                              ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  National Broadcasting Company, Inc.
                  14-1682529
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF             7       SOLE VOTING POWER
         SHARES                         0
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY             8       SHARED VOTING POWER
          EACH                          0
       REPORTING          ------------------------------------------------------
         PERSON              9       SOLE DISPOSITIVE POWER
          WITH                          0
                          ------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         |_|

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

             (New York Group Class A Common Stock, $0.01 Par Value)

--------------------                              ------------------------------
CUSIP No.  12686C109                              Page          of         Pages
           ---------                                   --------    -------
--------------------                              ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company
                  14-0689340
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
       NUMBER OF             7       SOLE VOTING POWER
         SHARES                         0
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY             8       SHARED VOTING POWER
          EACH                          0
       REPORTING          ------------------------------------------------------
         PERSON              9       SOLE DISPOSITIVE POWER
          WITH                          0
                          ------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         |_|

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

             (New York Group Class A Common Stock, $0.01 Par Value)

--------------------                              ------------------------------
CUSIP No.  12686C109                              Page          of         Pages
           ---------                                   --------    -------
--------------------                              ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  NBC-Rainbow Holding, Inc.
                  13-4089919
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF             7       SOLE VOTING POWER
         SHARES                         0
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY             8       SHARED VOTING POWER
          EACH                          0
       REPORTING          ------------------------------------------------------
         PERSON              9       SOLE DISPOSITIVE POWER
          WITH                          0
                          ------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         |_|

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

             (New York Group Class A Common Stock, $0.01 Par Value)

--------------------                              ------------------------------
CUSIP No.  12686C109                              Page          of         Pages
           ---------                                   --------    -------
--------------------                              ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  National Broadcasting Company Holding, Inc.
                  13-3448662
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF             7       SOLE VOTING POWER
         SHARES                         0
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY             8       SHARED VOTING POWER
          EACH                          0
       REPORTING          ------------------------------------------------------
         PERSON              9       SOLE DISPOSITIVE POWER
          WITH                          0
                          ------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         |_|

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

         This Amendment No. 3 (this "Amendment") amends the Schedule 13D dated October 16, 2001, as amended by Amendment No. 1 thereto dated October 4, 2002 and Amendment No. 2 thereto dated November 4, 2002 (as previously amended, the "Original Statement"; the Original Statement, as amended by this Amendment, being the "Statement"). This Amendment relates to the New York Group Class A Common Stock of the Issuer (the "CVC Stock"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Statement.

Item 4.  Purpose of Transaction.
         ----------------------

         Item 4 of the Statement is hereby amended and supplemented by deleting the penultimate paragraph thereto and inserting the following paragraphs before the last paragraph thereof:

         "On December 5, 2002 pursuant to an Agreement and Plan of Merger and Exchange dated November 4, 2002, among the Issuer, Bravo Holding Corporation, Bravo II Holding Corporation, Rainbow Media Group, LLC, National Broadcasting Company, Inc. ("NBC"), NBC-Rainbow Holding, Inc. ("NBC Holdings") and Applause Acquisition Corporation (the "Exchange Agreement"), NBC and NBC Holdings delivered into escrow all of the shares of CVC Stock and RMHI Stock owned by them (the "Escrowed Shares") in partial consideration for the acquisition from the Issuer of its 80% partnership interst in the Bravo Programming service and certain related assets.

         The Escrowed Shares were released from escrow and delivered to the Issuer on December 7, 2002 as a result of which NBC and NBC Holdings no longer beneficially own any shares of CVC Stock. In addition, each of the Stockholders' Agreement, dated as of October 6, 2000, among the Issuer, CSC Holdings, Inc., NBC and NBC Holdings, and the Registration Rights Agreement, dated as of October 6, 2000, between the Issuer and NBC Holdings, has been terminated and is of no further force or effect.

         A copy of the press release issued by NBC, the Issuer and MGM on December 9, 2002 is attached hereto as Exhibit 7. The Exchange Agreement is incorporated herein by reference to Exhibit 5 of Cablevision Systems Corporation's Schedule 13D filed with the Commission on October 16, 2001."

                               (Page   of   pages)

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 of the Statement is hereby amended and supplemented by the addition of the following exhibits:

         "7 Press Release issued December 9, 2002 by National Broadcasting Company, Inc., Cablevision Systems Corporation and Metro-Goldwyn-Mayer, Inc."

                               (Page   of   pages)

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Amendment is true, complete and correct.

Dated:

December 9, 2002                            GENERAL ELECTRIC COMPANY


                                            By:  /s/ Robert E. Healing
                                               ---------------------------------
                                               Name:  Robert E. Healing
                                               Title: Corporate Counsel


December 9, 2002                            NATIONAL BROADCASTING COMPANY
                                            HOLDING, INC.


                                            By:  /s/ Elizabeth A Newell
                                               ---------------------------------
                                               Name:  Elizabeth A. Newell
                                               Title: Assistant Secretary


December 9, 2002                            NATIONAL BROADCASTING COMPANY, INC.


                                            By:  /s/ Elizabeth A. Newell
                                               ---------------------------------
                                               Name:  Elizabeth A. Newell
                                               Title: Assistant Secretary


December 9, 2002                            NBC-RAINBOW HOLDING, INC.


                                            By:  /s/ Elizabeth A. Newell
                                               ---------------------------------
                                               Name:  Elizabeth A. Newell
                                               Title: Assistant Secretary

                               (Page   of   pages)

Exhibit Index
-------------


         Exhibit No.    Description
         -----------    -----------
         7              Press Release issued December 9, 2002 by National
                        Broadcasting Company, Inc., Cablevision Systems
                        Corporation and Metro-Goldwyn-Mayer, Inc.

                               (Page   of   pages)